                                  Exhibit 99
                               ATLAS CORPORATION
                           370 17th St., Suite 3150
                               Denver, CO  80202
NEWS                                                        CONTACT:  ROBBIN LEE
FOR IMMEDIATE RELEASE                                              (303)825-1200

          ATLAS REPORTS CLOSING $10 MILLION FINANCING INTO ESCROW AND
                        FIRST QUARTER FINANCIAL RESULTS
                         ______________________________

  Denver, CO, November 14, 1995 -- Atlas Corporation (NYSE:AZ) announced today the closing into escrow of $10 million from a private placement of debentures convertible into a portion of the shares of Granges Inc. common stock owned by Atlas. For the first quarter ended September 30, 1995, Atlas reported a loss of $1,743,000, or $.09 per share. This compares to a net loss of $3,757,000, or $.31 per share, for the same period of the previous year. The current quarter included a $507,000 loss from the Company's unconsolidated equity position in Granges Inc., a Canadian mining company. In addition, $328,000 of expenses were incurred associated with the standby status at the Gold Bar Project, located in Eureka, Nevada, which is currently scheduled to restart mining operations by the end of the calendar year. The loss for the same period the previous year included a charge of $1,275,000 for the temporary shutdown and standby costs anticipated for the Gold Bar Project through the end of fiscal year 1995.

  The $10 million financing involved a private placement of five year debentures, convertible at the option of the holder into Granges common stock at a rate of $2.35 per share. A complete conversion would result in the transfer of approximately 4.25 million shares, or 33 percent, of Atlas' current 27.7 percent position in Granges Inc., with Atlas continuing to hold approximately
8.4 million shares of Granges, or 18.4 percent of the outstanding shares. The debentures will pay a 7 percent annual rate of interest and are not callable by Atlas during the first three years. To secure the debentures, approximately 8.5 million shares of the Company's 12.7 million shares of Granges stock have been pledged. The funds will be released from escrow subject to, within 90 days, or by February 10, 1996, registration and qualification, in Canada and the U.S., of the debentures and the underlying Granges' shares. The financing will be used in part to fund the restarting of operations at the Gold Bar Project as well as the development of the Doby George property and the evaluation of the Commonwealth and Dixie Comstock options.

  Subsequent to the end of the quarter Atlas announced that it has signed a letter of intent with a firm for contract mining services at the Gold Bar Project. In addition to establishing the terms for contract mining, the letter outlined the terms for the contract miner to guarantee a portion of the project financing

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and to receive a limited net profits interest in the project.  Definitive contract negotiations are underway and are expected to be completed by November 30, 1995. Mining operations at Gold Bar are slated to begin in December with milling operations to restart in the second quarter of calendar 1996. The current mine plan calls for average annual production of 52,000 ounces per year for three years.

  Atlas has recently taken steps to diversify its production base as well as expand its reserves at Gold Bar. On October 25, 1995, the Company acquired the Doby George Property, located in northern Nevada, for 1.4 million shares of Atlas Common Stock and $400,000 cash. Doby is an early stage development property with an indicated reserve of approximately 220,000. Atlas is developing an additional drilling program to help further define the existing reserve. Certain baseline data already exists on the property which will facilitate development of a Plan of Operation for submittal to the appropriate federal and state authorities for permitting.

  Atlas also recently took one-year options on both the Commonwealth property, located in Arizona, and the Dixie Comstock property, located in Nevada. The option periods allow the Company the opportunity to evaluate the existing information on the properties and, where necessary, generate additional information, prior to making an acquisition decision. Atlas will be performing metallurgical work as well as developing a drill program for the Commonwealth property.

  In early October, Atlas concluded negotiations with Granges Inc. for a joint venture exploration agreement on a portion of the 105 square mile Gold Bar claim block. The letter agreement calls for Granges to spend $2.25 million over the next three years on approximately 1,190 claims. After meeting certain requirements, Granges can earn a 50 percent interest in any economic mineralization with over 300,000 ounces. Atlas now has 80 percent of the Gold Bar claim block covered by active exploration programs.

  Gary Davis, Atlas' President stated, "With the debenture financing, Atlas has the funds necessary to restart operations at Gold Bar, accelerate the development of the Doby George acquisition and properly evaluate the two optioned gold properties. The four exploration joint ventures on the Gold Bar claim block should help Atlas realize the potential of the Gold Bar property much more quickly than the Company would have been able to accomplish itself, potentially extending the project life. Combined, these programs represent a significant move towards expanding reserves, increasing production, and strengthening the Company."

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                       CONDENSED STATEMENT OF OPERATIONS
               (In thousands, except per share data)(Unaudited)

                                                                                  Three months ended
                                                                                     September 30,
                                                                              1995                      1994
                                                                          -----------                ----------
Mining revenue                                                             $    --                   $ 2,328
Production costs                                                                --                     3,031

General and administrative expenses                                            766                       572
Exploration and prospecting expenses                                           159                       790
Shutdown and accrued standby costs                                             328                     1,275
                                                                           -------                   -------
    Loss from operations                                                    (1,253)                   (3,340)

Equity in loss of unconsolidated subsidiary                                    507                       364
Interest (income) expense                                                      (17)                       53
                                                                           -------                   -------
    Loss from continuing operations before income taxes                     (1,743)                   (3,757)

Provision for income taxes                                                      --                        --
                                                                           -------                   -------
    Net loss                                                               $(1,743)                  $(3,757)
                                                                           =======                   =======

Per share of common stock:
    Net loss                                                                 $(.09)                    $(.31)
                                                                           =======                   =======

Average number of common shares outstanding:                                18,622                    12,169
                                                                           =======                   =======

                          CONSOLIDATED BALANCE SHEETS
                           (In thousands)(Unaudited)

                                                                        September 30,                June 30,
                                                                            1995                      1995
                                                                           -------                   -------
Assets:
  Current assets                                                           $ 6,882                   $ 9,115
  Plant, property and equipment (net)                                        3,409                     3,025
  Investment in unconsolidated subsidiary                                   25,140                    25,452
  Other assets                                                               5,865                     5,905
                                                                           -------                   -------
                                                                           $41,296                   $43,497
                                                                           =======                   =======

Liabilities and Stockholders' Equity
  Current liabilities                                                      $ 3,015                   $ 3,504
  Convertible debenture                                                      3,500                     3,500
  Other long-term liabilities                                               11,848                    11,660
  Shareholders' equity                                                      22,933                    24,833
                                                                           -------                   -------
                                                                           $41,296                   $43,497
                                                                           =======                   =======

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